                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            SPINCO EXPLORATION CORP.

     FIRST:  The name of the corporation is Spinco Exploration Corp.

     SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Comany.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of capital stock of the corporation shall be Six Million One Hundred Ten Thousand Seven Hundred Twenty shares (6,110,720), which shall consist of Three Million Thirty Thousand Seven Hundred Twenty (3,030,720) shares of Preferred Stock of the par value One Cent ($0.01) per share and Three Million Eighty Thousand (3,080,000) shares of Common Stock of the par value of One Cent ($0.01) per share.

         The following is a statement fixing certain of the designations, preferences and relative, participating, optional or other special rights of the Preferred Stock and the Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by this Certificate:

     I.  Preferred Stock

          The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designations of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a "Directors' Resolution". The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights (collectively, "Series Terms"), all as shall be stated in a Directors' Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors' Resolution.

          Any of the Series Terms, including without limitation voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Directors' Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Certificate of Incorporation or in the Directors' Resolution.

     II.  Common Stock

          1. Dividends. Subject to the provisions of any Directors' Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.

          No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock and such shares ranking on a parity then outstanding.

          2. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary (each, a "Liquidation Event"), after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock and any shares of any class of stock or series thereof ranking on a parity with Common Stock upon a Liquidation Event shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

          3. Voting Rights. The holders of the Common Stock of the corporation shall be entitled to one vote for each share of such stock held by them.

     III.  Prior, Parity or Junior Stock

          Whenever reference is made in this Article Fourth to shares "ranking prior to" another class of stock or "on a parity with" another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock.

     Whenever reference is made to shares "ranking junior to" another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are junior and subordinate to the rights of the holders of such class of stock.

          Except as otherwise provided herein or in any Directors' Resolution, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock, in each case with respect to the payment of dividends or as to distributions upon a Liquidation Event. Except as otherwise provided herein or in any Directors' Resolution, Common Stock ranks junior to Preferred Stock with respect to the payment of dividends or as to distributions upon a Liquidation Event.

     IV.  Reservation and Retirement of Shares

          The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

          Unless otherwise provided in a Directors' Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

V.   No Preemptive Rights

          No holder of shares of stock of the corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have by binding contract agreed.

     FIFTH: The name and mailing address of the director, who shall serve until the first annual meeting of stockholders or until his successors are elected and qualified, is as follows:

                      Name                         Address

               Roger L. Jarvis                 1200 Smith Street
                                           TwoAllen Center, Suite 800
                                             Houston, Texas  77002

The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the bylaws. Election of directors need not be by written ballot.

     SIXTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

     SEVENTH: To the fullest extent permitted by the General Corporation Law as same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     EIGHTH: The corporation shall have the right, subject to any express provisions or restrictions contained in the certificate of incorporation or bylaws of the corporation, from time to time, to amend the certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the certificate of incorporation or any amendment thereof are subject to such right of the corporation.

     NINTH: The name of the incorporator is Bruce C. Herzog, and his mailing address is c/o Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002-6760.

     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 31st day of December, 1997.

                                    /s/  BRUCE C. HERZOG
                                    ----------------------------------------
                                    Bruce C. Herzog, Incorporator

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SPINCO EXPLORATION CORP.

     The undersigned, being all of the directors of Spinco Exploration Corp., a Delaware corporation (the "Corporation") hereby certify:

     FIRST: That it is deemed advisable to amend the Certificate of Incorporation of the Corporation as follows:

          NOW, THEREFORE, BE IT RESOLVED, that the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read as follows:

               "FOURTH: The total number of shares of capital stock of the corporation shall be Ten Million Three Hundred Eighty One Thousand Four Hundred Forty (10,230,440), which shall consist of Three Million Thirty Thousand Nine Hundred Twenty (3,030,920) shares of Preferred Stock of the par value One Cent ($0.01) per share and Seven Million Three Hundred Fifty Thousand Five Hundred Twenty (7,199,520) shares of Common Stock of the par value of One Cent ($0.01) per share."

          FURTHER RESOLVED, that the following Article TENTH be added as follows:

               "TENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation."

          FURTHER RESOLVED, that the following Article ELEVENTH be added as follows:

               "ELEVENTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     SECOND, That the Corporation has not received any payment for any of its stock.

     THIRD, That said amendment was duly adopted in accordance with the provisions of Section 241 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed this 15th day of January, 1998.

                                        /s/   ROGER L. JARVIS
                                       -----------------------------------
                                       Roger L. Jarvis

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                 RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK


                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

     The undersigned President and Secretary, respectively, of Spinco Exploration Corp., a Delaware corporation (the "Corporation") certify that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions creating the Series A Convertible Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article IV of the Corporation's Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock"), to consist of 3,030,920 shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or re strictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

1.   Certain Definitions.

     Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated:

     "Common Stock" means shares of the common stock, par value $.01 per share, of the Corporation.

     "Contribution Agreement" means the Contribution Agreement dated as of January 6, 1998, among Spinco Exploration Corp. and each of the parties named therein.

     "Conversion Date" The term "Conversion Date" shall have the meaning set forth in subparagraph 5(e).

     "Conversion Price" The term "Conversion Price," at any time of determination, shall mean the conversion price set forth in subparagraph 5(d).

     "Current Market Price" shall have the meaning set forth in Section 5(h).

     "Dividend Payment Date" The term "Dividend Payment Date" shall have the meaning set forth in subparagraph 2(a).

     "Dividend Period" The term "Dividend Period" shall have the meaning set forth in subparagraph 2(a).

     "Excluded Shares" shall have the meaning set forth in Section 5(g)(ii).

     "Final Redemption Date" The term "Final Redemption Date" shall have the meaning set forth in subparagraph 4(d).

     "Issue Date" shall mean the date the shares of Series A Preferred Stock in question are issued by the Corporation.

     "Junior Stock" means the Common Stock and any other class or series of securities of the Corporation (i) not entitled to receive any distributions unless all distributions required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been so paid or declared and set apart for payment, (ii) not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock shall have received the entire amount to which such Shares are entitled upon such liquidation, dissolution or winding up, and (iii) not entitled to redemption until the Series A Preferred Stock shall have been redeemed in full.

     "Liquidation Preference" The term "Liquidation Preference" shall mean Twenty-Five Dollars ($25) per share of the Series A Preferred Stock.

     "Parity Stock" means, (i) any class or series of securities of the Corporation entitled to receive payment of dividends on a parity with the Series A Preferred Stock and (ii) any class or series of securities of the Corporation entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

     "Qualified Merger" means a merger of the Corporation with another corporation that is taxable as an association for federal income tax purposes or a merger of a wholly-owned subsidiary of the Corporation with a Qualified Public Company, and in either such case either (i) the holders of Common Stock immediately preceding such merger or consolidation receive in such merger in respect of each share of Common Stock common stock of a Qualified Public Company with a fair market value of not less than one and one-half times the Conversion Price then in effect (in which case such merger may provide that each share of Series A Preferred Stock shall be converted in such merger into the number of shares of such common stock that such holder of Series A Preferred Stock would have received if such Series A Preferred Stock had been converted into Common Stock immediately prior to the consummation of such merger), (ii) the Corporation is the surviving corporation and becomes as a result of such merger a Qualified Public Company or the Corporation becomes a Qualified Public Company as a result of the merger of the wholly-owned subsidiary of the Corporation with a Qualified Public Company and, in either case, the holders of Common Stock immediately preceding such merger retain such Common Stock and additional shares of Common Stock are issued to the holders of some or all of the capital stock of such other corporation with the result that the fair market value of each share of Common Stock immediately after such merger is not less than one and one-half times the Conversion Price then in effect (in which case such merger may provide that each share of Series A Preferred Stock shall be converted in such merger into the number of shares of such Common Stock that such holder of Series A Preferred Stock would have received if such Series A Preferred Stock had been converted into Common Stock immediately prior to the consummation of such merger), (iii) the holders of Series A Preferred Stock immediately preceding such merger or consolidation receive in such merger in respect of each share of Series A Preferred Stock a share of preferred stock of the surviving corporation (or if the holders of Common Stock receive in the merger common stock in a parent corporation of such surviving corporation, then a share of preferred stock in such parent corporation) having substantially similar rights, preferences, limitations and qualifications as the Series A Preferred Stock have as provided for in this Certificate of Designation and the Stockholders Agreement or (iv) the Corporation is the surviving corporation and becomes as a result of such merger a Qualified Public Company and the holders of Common Stock immediately preceding such merger retain such Common Stock and the holders of Series A Preferred Stock retain such Series A Preferred Stock and such merger does not affect, and no amendment or alteration is made to, the rights, preferences, limitations and qualifications of the Series A Preferred Stock.

     "Qualified Public Company" means a corporation whose common stock is authorized and approved for listing on a national securities exchange or admitted to trading and quoted in the Nasdaq National Market or comparable system and the market value of the outstanding common stock of which corporation owned by non-affiliates of such corporation is in excess of $20,000,000.

     "Qualified Public Offering" means the first closing of one or more underwritten public offerings pursuant to effective registration statements under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Corporation to the public generally, for which the aggregate net proceeds to the Corporation are not less than Twenty Million Dollars ($20,000,000), and pursuant to which such shares of common stock are authorized and approved for listing on a national securities exchange or admitted to trading and quoted in the Nasdaq National Market or comparable system.

     "Redemption Agent" The term "Redemption Agent" shall have the meaning set forth in subparagraph 4(c).

     "Redemption Date" The term "Redemption Date" shall have the meaning set forth in subparagraph 4(b).

     "Redemption Price" The term "Redemption Price" shall mean the per share price to be paid upon redemption of the Series A Preferred Stock, which shall equal the Liquidation Preference, plus accrued and unpaid dividends (including any accrued but unpaid dividends thereon) to and including the Redemption Date.

     "Restricted Payment" means (i) any distribution on any Junior Stock (other than distributions payable solely in such Junior Stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any Junior Stock or (b) any option, warrant, convertible or exchangeable security or other right to acquire Junior Stock.

     "SEHI" means Seismic Energy Holdings, Inc.

     "Senior Stock" means (i) any class or series of securities of the Corporation ranking senior to the Series A Preferred Stock in respect of the right to receive payment of distributions and (ii) any class or series of securities of the Corporation ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     "Shares" means the Common Stock and Series A Preferred Stock, collectively, and any "Share" shall refer to any one of the foregoing.

     "Spinnaker Change of Control"  means the first to occur of the following:
(i) the acquisition by any Person, other than WPV, of the power, directly or indirectly, to vote or direct the voting of securities having more than fifty percent (50%) of the ordinary voting power for the election of Directors of the Corporation; (ii) the acquisition by any Person, other than WPV of a majority of the outstanding Series A Preferred Stock; or (iii) the acquisition by any Person, other than WPV of Shares of the Corporation that would entitle such Person upon the liquidation of the Corporation to a majority of the proceeds attributable to the holders of the Corporation's Shares assuming all Shares that are convertible or exchangeable for Common Stock or other Shares were so converted or exchanged immediately prior to such liquidation. Notwithstanding the foregoing, a Spinnaker Change of Control shall be deemed to not have occurred as a result of SEHI or an Affiliate thereof having the power to vote or direct the voting referred to in clause (i) above or acquiring Shares having the right to proceeds referred to in clause (iii) above if SEHI or such Affiliate has such power or owns such Shares by reason of the acquisition of Shares, or the timing of such acquisitions, under the Contribution Agreement.

     "Stockholders Agreement" means the Stockholders Agreement dated as of January 6, 1998 among Spinco Exploration Corp., Warburg, Pincus Ventures, L.P., Seismic Energy Holdings, Inc., Roger L. Jarvis, James M. Alexander and the other parties thereto.

     "WPV" means Warburg, Pincus Ventures, L.P.

2.   Dividends.

     (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends in an amount equal to $3 per annum per share for any period on or prior to December 31, 2006 and the Applicable Amount (as defined below) per annum for any period thereafter and, subject to the provisions hereof, no more. Subject to the provisions of subparagraph 2(c) below, such dividends shall be cumulative from their Issue Date and shall be payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on the Dividend Payment Date next succeeding their Issue Date. The quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid, together with any accrued but unpaid dividends thereon to and including the date of payment, at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding fifty (50) days preceding the payment date thereof, as may be fixed by the Board of Directors. For each share of Series A Preferred Stock issued in connection with the initial contributions under the Contribution Agreement, there shall be an accrued dividend of $1.572702 (the "Initial Accrual"). The "Applicable Amount" shall be $2 per annum per share for any Dividend Period if, as of the applicable Dividend Payment Date, all dividends for all then prior Dividend Periods have been declared and paid in full, and otherwise, $5 per annum per share.

     (b) If, on any Dividend Payment Date, the holders of the Series A Preferred Stock shall not have received the full dividends provided for the benefit of such holders, including the Initial Accrual, then such dividends shall cumulate and shall accrue additional dividends to and including the date of payment thereof at the rate, prior to December 31, 2006, of twelve percent (12%) per annum compounded quarterly, and on or after December 31, 2006 at the rate of twenty percent (20%) per annum compounded quarterly, in either case whether or not earned or declared. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 365-day year.

     (c) Upon consummation of (i) a Qualified Public Offering, (ii) a merger or consolidation involving the Corporation, (iii) a sale of all or substantially all of the assets of the Corporation or (iv) a Spinnaker Change of Control, the Corporation shall pay on the date of such consummation all accrued and unpaid dividends as of such date on all outstanding Series A Preferred Stock.

3.   Distributions Upon Liquidation, Dissolution or Winding Up.

     In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid the Liquidation Preference of all outstanding shares of the Series A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued but unpaid dividends (including any accrued but unpaid dividends thereon), if any, to such date, and no more. If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3.

4.   Redemption by the Corporation.

     (a) The Series A Preferred Stock shall not be redeemed in whole or in part on or prior to January 31, 2018. After January 31, 2018, the Corporation may, at its option, redeem in cash at any time in whole but not in part the Series A Preferred Stock at the Redemption Price per share.

     (b) Notice of redemption of the Series A Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series A Preferred Stock at their respective addresses as they shall appear on the records of the Corporation, not less than ten (10) days nor more than thirty (30) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares and of the Redemption Date,
(ii) stating the date on which the shares cease to be convertible, and the Conversion Price, (iii) the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iv) stating the name and address of any Redemption Agent selected by the Corporation in accordance with subparagraph 4(c) below, and the name and address of the Corporation's transfer agent for the Series A Preferred Stock. The Corporation may act as the transfer agent for the Series A Preferred Stock.

     (c) The Corporation may act as the redemption agent to redeem the Series A Preferred Stock. The Corporation may also appoint as its agent for such purpose a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least Two Hundred Million Dollars ($200,000,000), and may appoint any one or more additional such agents which shall in each case be a bank or trust company in good standing organized under the laws of the United States of America or of any jurisdiction thereof, having an office or offices in the City of New York, New York, or such other place as shall have been designated by the Corporation, and having capital, surplus and undivided profits aggregating at least Two Hundred Million Dollars ($200,000,000). The Corporation or such bank or trust company is hereinafter referred to as the "Redemption Agent." Following such appointment and prior to any redemption, the Corporation shall deliver to the

Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least two (2) business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor. Neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to other holders.

     (d) If notice of redemption shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this resolution until and including the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then each holder of the shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this resolution until and including the date (the "Final Redemption Date") when the Corporation makes payment or delivery as aforesaid to the holders of the Series A Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receipt of amounts to be paid hereunder. The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two (2) years from the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.

5. Conversion Rights. The Series A Preferred Stock shall be convertible into Common Stock as follows:

     (a) Conversion at Holder's Option. The holder of any shares of the Series A Preferred Stock shall have the right at such holder's option, at any time after the Issue Date and without the payment of any additional consideration, to convert any or all of such shares of the Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as provided in subparagraph 5(d) below) in effect on the Conversion Date (as provided in subparagraph 5(e) below) upon the terms hereinafter set forth.

     (b) Conversion by Super Majority. In the event a majority of all of the Directors of the Corporation and the holders of shares representing at least sixty-five percent (65%) of the voting power of the Series A Preferred Stock then outstanding, acting separately as one class, vote to convert all of the shares of the Series A Preferred Stock into fully paid and nonassessable shares of Common Stock, all of such shares of the Series A Preferred Stock shall automatically be converted, without further act of the Corporation, or its shareholders, into fully paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price in effect on the Conversion Date upon the terms hereinafter set forth.

     (c) Qualified Public Offering Conversion. The Corporation shall have the right, at the Corporation's option, to convert shares of the Series A Preferred Stock, without any further act of the Corporation or its shareholders, into fully paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price in effect on the Conversion Date upon the terms hereinafter set forth upon the closing of a firm commitment underwritten Qualified Public Offering at an initial public offering price per share not less than one and one-half times the Conversion Price then in effect.

     (d) Number of Shares. In the event of a conversion pursuant to subparagraph 5(a), 5(b) or 5(c) above, each share of the Series A Preferred Stock so converted shall be converted into such number of shares of Common Stock as is determined by dividing (x) Twenty-Five Dollars ($25) by (y) the Conversion Price in effect on the Conversion Date. The initial Conversion Price shall be Twenty-Five Dollars ($25) per share of Common Stock. Such initial Conversion Price shall be subject to adjustment in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided.

     (e) Mechanics of Conversion. The holder of any shares of the Series A Preferred Stock may exercise the conversion right specified in subparagraph 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates representing the shares of the Series A Preferred Stock to be converted, accompanied by written notice specifying the number of such shares to be converted. Upon a mandatory conversion pursuant to subparagraphs 5(b) or 5(c), then on the Conversion Date, the outstanding shares of the Series A Preferred Stock shall be converted automatically without any action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any holder certificates representing the shares of Common Stock issuable upon such conversion unless certificates representing the shares of Series A Preferred Stock, endorsed directly or through stock powers to the Corporation or in blank and accompanied when appropriate with evidence of the signatory's authority, are delivered to the Corporation or any transfer agent of the Corporation. If the certificate representing shares of Common Stock issuable upon conversion of shares of the Series A Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Series A Preferred Stock, such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory's authority with respect thereto as deemed appropriate by the Corporation or its transfer agent and such certificate shall be endorsed directly or through stock powers to the Corporation or in blank. Conversion shall be deemed to have been effected (i) with respect to conversions pursuant to subparagraph 5(a), on the date when delivery of notice of an election to convert pursuant to subparagraph 5(a) and of certificates representing the shares being converted is made, or (ii) with respect to mandatory conversion pursuant to subparagraph 5(b) or 5(c), on the
(x) closing date of the Qualified Public Offering or (y) the date as of which the super majority of outstanding shares of the Series A Preferred Stock shall vote for such conversion of the total number of shares of the Series A Preferred Stock, as the case may be, and each such applicable date is referred to herein as the "Conversion Date." Subject to the provisions of subparagraph 5(g)(vi), as promptly as practicable after the Conversion Date (and after surrender of the certificate or certificates representing shares of the Series A Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of any such conversion), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled upon such conversion, and a check or cash with respect to any fractional interest in a share of Common Stock, as provided in subparagraph 5(f). Subject to the provisions of subparagraph 5(g)(vi), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 5(a)), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered. The Corporation shall pay on any Conversion Date the accrued and unpaid dividends (including any accrued but unpaid dividends thereon) to and including such date on all shares of Series A Preferred Stock to be so converted.

     (f) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price, as defined in subparagraph 5(h) below.

     (g) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

          (i) Common Stock Issued at Less Than the Conversion Price. If the Corporation shall issue any Common Stock, other than Excluded Stock (as hereinafter defined), without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as otherwise expressly provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, and (B) the consideration received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance.

               (a) Issuance for Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (b) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities that by their terms are exchangeable for such Common Stock), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board, irrespective of any accounting treatment; provided that such fair value as determined by the Board shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board authorizes the issuance of such shares.

               (c) Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or
          (iii) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable), other than in each case Excluded Stock as defined in subparagraph 5(g)(ii) below:

                    (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs 5(g)(i)(a) and (b) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                    (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subparagraphs 5(g)(i)(a) and (b) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                    (3) on any change in the number of shares of Common Stock
               deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                    (4) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                    (5) if the Conversion Price shall have been adjusted upon
               the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

          (ii) Excluded Stock. "Excluded Stock" shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock, each of which is subject to the provisions of subparagraph 5(g)(iii) below, (B) shares of Common Stock issued pursuant to the Contribution Agreement, (C) shares of Common Stock issuable upon conversion of the Series A Preferred Stock and
     (D) up to 1,240,000 shares of Common Stock (including options to purchase such shares) issuable pursuant to the Corporation's Stock Option Plan. All shares of Excluded Stock which the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations under subparagraph 5(g)(i).

          (iii) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such shares of the Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

          (iv) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidences of indebtedness of the Corporation or any subsidiary or (iii) of assets (including cash but excluding dividends or distributions referred to in subparagraph 5(g)(iii) above), or (iv) of rights or warrants (excluding those referred to in subparagraph 5(g)(i) above), in each case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

          (v) Rounding of Calculations; Minimum Adjustment. All calculations under this subparagraph 5(g) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Paragraph 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 of more.

          (vi) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph 5(g) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of the Series

     A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph 5(f); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

     (h) Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for thirty (30) consecutive trading days ending three (3) trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system, or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

     (i) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 5(g), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of the Series A Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 5(j).

     (j) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii) or (iv) of subparagraph 5(g), or described in subparagraph 5(m), the Corporation shall give notice to each holder of shares of the Series A Preferred Stock, in the manner set forth in subparagraph 5(i), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

     (k) Treasury Stock. For the purposes of this Paragraph 5, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury that are issued for at least the consideration paid to acquire such Common Stock shall not be deemed to be an issuance thereof.

     (l) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance of delivery of shares of Common Stock upon conversion of any shares of the Series A Preferred Stock; provided that the Corporation shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Series A Preferred Stock in respect of which such shares are being issued.

     (m) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation or other entity, or in case of any sale, lease or conveyance to another corporation or other entity of the assets of the Corporation as an entirety or substantially as an entirety, each share of the Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance, as if the Series A Preferred Stock were then optionally convertible or mandatorily convertible, as the case may be) upon conversion of such share of the Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of the Series A Preferred Stock (including without limitation the definition of Current Market Price) shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series A Preferred Stock.

6. Voting Rights. In addition to any other rights provided in the Corporation's Bylaws or by law, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the fraction (rounded down to the nearest integer), the numerator of which shall equal Twenty-Five Dollars ($25) and the denominator of which shall equal the Conversion Price determined on the record date for determining the holders of Common Stock entitled to vote on the matter submitted thereto, and each share of Series A Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class, except the consent or approval of the holders of a majority of the Series A Preferred Stock, voting separately as a class, shall be required to approve, and the Corporation shall not without such approval, (i) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of this Certificate of Designation or the Certificate of Incorporation, (ii) authorize or issue any Senior Stock or Parity Stock; (iii) consummate any merger of the Corporation with or into any other entity, other than a Qualified Merger or (iv) make any Restricted Payment.

7.   Exclusion of Other Rights.

     Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in the Stockholders Agreement and this Certificate of Designation (as such may be amended from time to time) and in the Corporation's Certificate of Incorporation.

8.   Headings of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9.   Severability of Provisions.

     If any right, preference or limitation of the Series A Preferred Stock set forth in the Stockholders Agreement and this Certificate of Designation (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in the Stockholders Agreement and this Exhibit (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10.  Status of Reacquired Shares.

     Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     IN WITNESS WHEREOF, this Certificate has been duly executed by the undersigned President and Secretary of the Corporation this 15th day of January, 1998.

                              SPINCO EXPLORATION CORP.


                                    /s/  ROGER L. JARVIS
                              By: -----------------------------------
                                    Roger L. Jarvis
                                    President

ATTEST:

/s/  JAMES M. ALEXANDER
----------------------------
James M. Alexander
Secretary

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SPINCO EXPLORATION CORP.


     Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the "DGCL"), Spinco Exploration Corp., a corporation duly organized and existing under the DGCL (the "Corporation"), does hereby certify that:

     I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted by the stockholders of the Corporation on April 23, 1998 by written consent in lieu of a special meeting.

     II.  Article FIRST is deleted and replaced in its entirety as follows:

          "FIRST:  The name of the corporation is Spinnaker Exploration
          Company."


     IN WITNESS WHEREOF, Spinco Exploration Corp. has caused this certificate to be executed by James M. Alexander its authorized officer, on this 23rd day of April, 1998.


                               /s/  JAMES M. ALEXANDER
                              ------------------------------------------
                              James M. Alexander
                              Vice President, Chief Financial
                              Officer and Secretary

                            CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                         SPINNAKER EXPLORATION COMPANY

     Spinnaker Exploration Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring the following amendment of the Certificate of Incorporation of the Corporation to be advisable and recommending the adoption of such amendment by the stockholders of the Corporation.

     SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, the requisite stockholder approval was obtained by written consent to the following amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law ("DGCL") and prompt notice of taking of corporate action without a meeting has been duly given in accordance with
Section 228(d) of the DGCL.

     THIRD: The Certificate of Incorporation of the Corporation is amended by amending the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation to read as follows:

          "FOURTH: the total number of shares of capital stock of the corporation shall be Fourteen Million Thirty Thousand Nine Hundred Twenty (14,030,920), which shall consist of Three Million Thirty Thousand Nine Hundred Twenty (3,030,920) shares of Preferred Stock of the par value One Cent ($0.01) per share and Eleven Million (11,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share;"

     FOURTH: That the amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

     IN WITNESS WHEREOF, Spinnaker Exploration Company has caused this certificate to be signed by Roger L. Jarvis, its President, this 29th day of September, 1998.

                                    SPINNAKER EXPLORATION COMPANY

                                        /s/  ROGER L. JARVIS
                                    By:__________________________________
                                         Roger L. Jarvis
                                         President

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     Spinnaker Exploration Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

          RESOLVED, that in the judgment of the Board of Directors, it is deemed advisable and in the best interest of the Company to amend the first paragraph of Article FOURTH of the Certificate of Incorporation so that it will be and read in its entirety as follows:

          "FOURTH: The total number of shares of capital stock of the Company shall be Fifty Three Million Thirty Thousand Nine Hundred Twenty (53,030,920), which shall consist of Three Million Thirty Thousand Nine Hundred Twenty (3,030,920) shares of Preferred Stock of the par value One Cent ($0.01) per share and Fifty Million (50,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share. Effective as of the close of business on the day of the filing of this Certificate of Amendment which contains this provision with the Secretary of State of the State of Delaware, each share of Common Stock, par value $0.01 per share ("Old Common Stock"), issued at such time shall be and hereby is automatically converted into two new shares of Common Stock, par value $0.01 per share, without any action by the holder thereof. Effective as of the close of business on the day of the filing of the Certificate of Amendment which contains this provision with the Secretary of State of the State of Delaware, each certificate outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to constitute and represent the number of whole shares of Common Stock of the Company into which outstanding shares of Old Common Stock previously represented by such certificate was converted by virtue of the stock split."

     SECOND: That in lieu of a meeting and vote of stockholders, stockholders have given written consent to and approved said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Spinnaker Exploration Company has caused this certificate to be signed by James M. Alexander, Vice President, Chief Financial Officer and Secretary, and attested by Jeffrey C. Zaruba, Treasurer, this 31st day of August, 1999.


                              SPINNAKER EXPLORATION COMPANY

                                  /s/  JAMES M. ALEXANDER
                              By:__________________________________
                                    James M. Alexander
                                    Vice President, Chief Financial Officer
                                         and Secretary

     ATTEST:
     /s/  JEFFREY C. ZARUBA
     ____________________________
     Jeffrey C. Zaruba
     Treasurer

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     Spinnaker Exploration Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

          RESOLVED, that the first paragraph of Article FOURTH of the Certificate of Incorporation is amended so that it will be and read in its entirety as follows:

          "FOURTH: The total number of shares of capital stock of the Company shall be Sixty Million (60,000,000), which shall consist of Ten Million (10,000,000) shares of Preferred Stock of the par value One Cent ($0.01) per share and Fifty Million (50,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share."

          FURTHER RESOLVED, that the following Article Twelfth be added as follows:

          "TWELFTH: Any action required or permitted to be taken by the stockholders of the corporation (other than holders of the Series A Convertible Preferred Stock of the Corporation) must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders. Special meetings of the stockholders of the Corporation may be called exclusively by the Board of Directors, and no stockholder of the Corporation shall require the Board of Directors to call a special meeting of the stockholders of the Corporation."

          FURTHER RESOLVED, that paragraph 5(b) of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock is amended so that it will be and read in its entirety as follows:

          "(b) Conversion by Super Majority. In the event a majority of all of the Directors of the Corporation and the holders of shares representing at least sixty-five percent (65%) of the voting power of the Series A Preferred Stock then outstanding, acting separately as one class, vote to, or execute a consent to, convert all of the shares of the Series A Preferred Stock into fully paid and nonassessable shares of Common Stock, all of such shares of the Series A Preferred Stock shall automatically be converted, without further act of the Corporation, or its shareholders, into fully paid and nonassessable shares of Common Stock of the Corporation at the Conversion Price in effect on the Conversion Date upon the terms hereinafter set forth."

          FURTHER RESOLVED, that the fourth sentence of paragraph 5(e) of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock is amended so that it will be and read in its entirety as follows:

          "Conversion shall be deemed to have been effected (i) with respect to conversions pursuant to subparagraph 5(a), on the date when delivery of notice of an election to convert pursuant to subparagraph 5(a) and of certificates representing the shares being converted is made, or
          (ii) with respect to mandatory conversion pursuant to subparagraph 5(b) or 5(c), on the (x) closing date of the Qualified Public Offering or (y) the date as of which the super majority of outstanding shares of the Series A Preferred Stock shall vote for or execute a consent to such conversion of the total number of shares of the Series A Preferred Stock (unless in the case of such consent a later Conversion Date is specified, in which event on such later date), as the case may be, and each such applicable date is referred to herein as the "Conversion Date."

     SECOND: That in lieu of a meeting and vote of stockholders, stockholders have given written consent to and approved said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Spinnaker Exploration Company has caused this certificate to be signed by James M. Alexander, Vice President, Chief Financial Officer and Secretary, and attested by Jeffrey C. Zaruba, Treasurer, this 27th day of September, 1999.


                                   SPINNAKER EXPLORATION COMPANY

                                       /s/  JAMES M. ALEXANDER
                                   By:__________________________________________
                                        James M. Alexander
                                        Vice President, Chief Financial Officer
                                           and Secretary

     ATTEST:

      /s/  JEFFREY C. ZARUBA
     _____________________________
     Jeffrey C. Zaruba
     Treasurer

                                       3